EXECUTION VERSION

PATENT SUBLICENSE AGREEMENT

    The parties in the lawsuit styled: Akamai Technologies, Inc. and Massachusetts Institute of Technology vs. Limelight Networks, Inc., Civil Action No. 06-cv-11109RWZ (the “Lawsuit”) hereby agree to settle all claims and controversies in the Lawsuit as of August 1, 2016 (the “Effective Date”), according to the following terms:

DEFINITIONS

1.1    “Agreement” means this Patent Sublicense Agreement.

1.2    “Akamai” means Akamai Technologies, Inc.

1.3    “Limelight” means Limelight Networks, Inc.

1.4    “M.I.T.” means the Massachusetts Institute of Technology.

1.5    "Licensed Patents" means, except for U.S. Patent No. 7,693,959 (the “’959 patent”), any patent (domestic or foreign) that has issued or may issue claiming priority from U.S. Serial No. 60/092,710 filed July 14, 1998 or U.S. Serial No. 09/314,863, filed May 19, 1999. For the avoidance of doubt, Licensed Patents include U.S. Patent No. 6,108,703 (the “’703 patent”), but all rights with respect to the ‘959 patent are hereby reserved.

1.6    “Licensed Products” means any product, website, software or service, or material portion of a product, website, software or service, that has been, is or will be made, had made, used, offered to sell, sold or imported by, or on behalf of, Licensed Users, wherein such product, website, software or service, or such material portion of a product, website, software or service is covered or could be alleged to be covered by one or more claims or elements of any Licensed Patent.

1.7    “Licensed User” means Limelight and its Subsidiaries (as defined below in Section 1. 8), the latter subject to the following:

(a)     if an entity that was at any time a Subsidiary ceases to meet the definition of Subsidiary at any time after the Effective Date (a “Divested Subsidiary”), the Divested Subsidiaries shall continue to be a Licensed User; however, the license rights and other rights granted under this Agreement shall extend only to the business of the Divested Subsidiary at the time of the divestiture, and Natural Evolutions thereof, and shall not extend to any other operations of any entity that acquired the Divested Subsidiary;

(b)     if an entity becomes a Subsidiary after the Effective Date and, prior to the earlier to occur of the announcement or consummation of the acquisition by Limelight of such entity, such entity is a defendant in a then-active litigation with Akamai alleging the infringement by such entity of a Licensed Patent (an “Adversarial Subsidiary”), the Adversarial Subsidiary shall be a Licensed User beginning as of the time it became a Subsidiary; however, the license rights and other rights granted under this Agreement shall not apply to any product, software or service of the Adversarial Subsidiary in use or being sold prior to the time it became a Subsidiary, and the covenant not to sue granted in Section 2.2 below shall not prevent the continuation of such litigation against the Acquired Subsidiary but will prevent any form of injunction relief against the Adversarial Subsidiary in such litigation;

(c)    if an entity, other than an Adversarial Subsidiary, becomes a Subsidiary after the Effective Date (an “Acquired Subsidiary”), the Acquired Subsidiary shall be a Licensed User beginning as of the time it became a Subsidiary and the license rights and other rights granted under this Agreement, and the covenant not to sue granted in Section 2.2 below shall prevent the initiation of litigation against the Acquired Subsidiary for any allegations of infringement of the Licensed Patents.

For avoidance of doubt, to the extent Limelight is acquired by another entity, merges with another entity or reorganizes, the terms of Section 8.1 control such a situation, and not this Section 1.7.

1.8    “Natural Evolution” means any invention, innovation, improvement, expansion, derivative work, system architecture, network configuration or other evolution that (i) is related , directly or indirectly, to a content delivery network or file storage and/or management services, or (ii) otherwise could be deemed to infringe a License Patent, provided that such invention, innovation, improvement, derivative work, system architecture, network configuration or other evolution is utilized or implemented on or otherwise added to the Limelight network (even if such network is then-operated or marketed under a different name). For the avoidance of doubt, Natural Evolution does not extend to any invention, innovation, improvement, expansion, derivative work, system architecture, network configuration or other evolution of a third party that is operated or operable independently of the Limelight network.

1.9    “Subsidiary” or “Subsidiaries” shall mean any entity in which, as of the Effective Date or during the Term of this Agreement Limelight owns or controls a greater than fifty percent (50%) beneficial or equitable ownership interest, directly or indirectly.

1.10    “Term” means, with respect to the license rights granted herein, the time period commencing as of the Effective Date and ending May 19, 2019.

1.11    “Parties” means Akamai and Limelight.

1.12    “Proceeding” means any claim, cause of action, demand, or request for relief in any judicial or administrative action or any action of any kind in any jurisdiction, including but not limited to in any court of competent jurisdiction anywhere in the world, the United States Patent and Trademark Office, any foreign patent office, and/or the International Trade Commission.

LICENSE AND COVENANT NOT TO SUE

2.1    Grant of Limited Sublicense. As of the Effective Date, and subject to Limelight’s satisfaction of its ongoing payment obligations set forth in Section 3.1, and as further subject to the other provisions of this Section 2 and the provisions of Section 8.1, Akamai hereby grants:

(a)     to Licensed Users;

(b)     to resellers of Licensed Users, solely to the extent of their actions on behalf of Licensed Users with respect to Licensed Products; and

(c)    to the customers of Licensed Products, solely to the extent of their use of Licensed Products;

a nonexclusive, nontransferable, worldwide, royalty-bearing sublicense under the Licensed Patents to make, have made, use, sell, offer for sale, import, and export the Licensed Products, for the Term.

2.2    Covenant Not To Sue. Akamai hereby covenants not to sue, under the Licensed Patents (whether for direct or indirect infringement or otherwise):

(a)     any Licensed User;

(b)     any reseller or retailer of Licensed Users, solely to the extent of their actions on behalf of Licensed Users with respect to Licensed Products; and

(c)     any customer or end user of Licensed Products, solely to the extent of their use of Licensed Products.

The covenants not to sue set forth herein shall expressly exclude and shall not in any way apply to any other causes of action Akamai may now or in the future have against any Licensed User, including without limitation breach of this Agreement.

2.3    Reserved Rights. Any and all rights not explicitly granted in this Agreement are expressly reserved by Akamai. No license or immunity as to the Licensed Patents is granted by Akamai to any person, either by implication, estoppel, or otherwise, other than as expressly set forth in this Agreement.

2.4    No Sublicense Rights. The sublicense granted to Licensed Users in Section 2.1 above does not confer upon Licensed Users the right to grant or otherwise transfer any rights under the Licensed Patents to any other persons or entities for any purpose, except as specifically set forth in this Agreement. For the avoidance of doubt, nothing in this Agreement shall be construed as giving Limelight or its Subsidiaries any right to enforce the Licensed Patents against any third party.

LICENSE FEE

3.1    Royalty. As of the Effective Date of this Agreement, and in consideration of the sublicense, release and covenant granted by Akamai and the dismissal by Akamai of the Litigation hereunder, Limelight is obligated to, and shall pay, Akamai royalties (“Royalties”) in the amount of Fifty-Four Million U.S. Dollars ($54,000,000.00 USD), payable as follows: (a) Four Million Four Hundred Thousand U.S. Dollars ($4,500,000.00 USD) (“Initial Fee”) due within fifteen (15) days of the Effective Date, and, thereafter: (b) eleven (11) additional payments of 4,500,000.00 U.S. Dollars ($4,500,000.00 USD) each, each such additional payment due during the first fifteen (15) days following the first day of each calendar quarter beginning with the calendar quarter starting on October 1, 2016. The final payment shall be due and payable to Akamai for the calendar quarter that begins on April 1, 2019. If the Initial Fee is not timely received, this Agreement shall be null, void and without effect. Akamai will not send invoices for the payments. It is Limelight’s responsibility to make all payments as and when due in accordance with this Agreement, and all late payments will be charged interest in accordance with Section 3.3 of this Agreement.

3.2    Account. All payments shall be made by wire transfer to:

Beneficiary Name on Account:    Akamai Technologies, Inc.
Beneficiary Address:             150 Broadway
Cambridge, MA 02142
Bank Name & Address:
ABA#/SWIFT Code:
A/C Name:
A/C #:

3.3    Form of Payment. All sums payable under this Agreement are exclusive of any value-added goods and services, sales, or other tax, duty, or levy; are net of any withholding or similar tax payment required by law to be paid by Limelight on behalf of Akamai; and shall be payable in U.S. Dollars. Payments shall be made by wire transfer to Akamai’s designated bank account. In the event that any payment of any amount to Akamai becomes subject to withholding of taxes on sums due to Akamai under the Agreement, Limelight shall be required to and authorized to withhold such taxes as are required under applicable law to be withheld and pay over to any tax authority any such amounts required to be so withheld and paid over; provided, however, that Limelight shall, no later than 10 days following the due date under Section 3.1 for the payment subject to the withholding, remit to Akamai an amount equal to the amount of tax withheld, such that the payment paid to Akamai shall be equal to the payment that would have been paid if such withholding did not occur.

3.4    Late Payments. On all amounts outstanding and payable to Akamai, interest shall accrue from the date such amounts are due and payable at the rate of 1% per month or the maximum rate allowable by law, whichever is lower. Limelight’s payment of interest on such overdue amounts shall cure or waive any breach by Limelight of this Agreement, unless the Agreement is earlier terminated by Akamai pursuant to Section 9.3 below.

RELEASE; DISMISSAL OF LAWSUIT

4.1    Release

(a)     Except for any dispute or breach relating to or arising out of this Agreement, Akamai hereby releases and discharges Limelight, its officers, directors, employees, agents and attorneys, and any Limelight reseller, customer or end user, but solely with respect to claims, demands, or suits, known or unknown, fixed or contingent, liquidated or unliquidated, whether or not asserted in the Lawsuit, as of the Effective Date, arising from or related to any act or occurrence prior to the Effective Date that if performed on or after Effective Date would be acts subject to the covenant set forth in Section 2.2 above. For the avoidance of doubt, Akamai does not release Limelight (or any Licensed User) with respect to any cause of action for patent infringement for patents (including, without limitation, the ‘959 patent) other than the Licensed Patents.

(b)    Limelight hereby releases and discharges Akamai, its officers, directors, employees, agents and attorneys, and any Akamai reseller, customer or end user, but solely with respect to claims, demands, or suits, known or unknown, fixed or contingent, liquidated or unliquidated, whether or not asserted in the Lawsuit, as of the Effective Date, solely arising from any act or Akamai’s conduct in the Lawsuit. For the avoidance of doubt, Limelight does not release Akamai with respect to any cause of action.

4.2    Waiver of Certain Rights. In connection with this Agreement, the Parties, on behalf of themselves and their respective assigns and successors, expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties understand and acknowledge the significance and consequences of the specific waiver of Section 1542 of the California Civil Code and hereby assume full responsibility for and release all actions, causes of action, claims, demands, damages, compensation, costs, loss of service, expenses and attorneys’ fees, which may hereafter occur or which later become known to said parties. At the same time, no claims or rights to enforce this Agreement are released.

In connection with this waiver, the Parties acknowledge that they are aware that facts may hereafter be discovered in addition to or different from those now known or believed to be true with respect to this Release, but that it is the intention of the Parties to enter into the releases in this Section 4, and thus these releases shall remain in effect as a full and complete release of the limited matters covered by them notwithstanding the later discovery or existence of any such additional or different facts.

The Parties hereby acknowledge that each Party has consulted with counsel of its choice regarding this waiver of Civil Code Section 1542. The Parties expressly agree that the release provisions herein contained shall be given full force and effect in accordance with each and all of their express terms and provisions, including but not limited to those terms and provisions relating to unknown or unsuspected claims, liens, demands, and causes of action hereinabove specified.

Further, the Parties expressly waive and relinquish all rights and benefits afforded by any law in any other jurisdiction similar to Section 1542 of the California Civil Code.

4.3    No Appeal. With respect to the Lawsuit, neither Akamai nor Limelight shall take any further action including, without limitation, filing an appeal. Following receipt by Akamai of the Initial Fee, the monetary award and interest set forth in the Judgment entered July 1, 2016, shall be waived, and Akamai shall promptly provide Limelight a release of the Letter of Credit (“LOC”) that Limelight executed in Akamai’s favor prior to judgment.

CONFIDENTIALITY

5.1    Each of the parties shall maintain as confidential the terms and conditions of this Agreement, and all information communicated to one another regarding the matters herein (collectively, the “Information”), except (1) Information that is disclosed by written agreement of the parties, (2) Information that is disclosed under NDA to a prospective Acquiring Party or investor; and (3) Information that is legally required to be disclosed (e.g., under subpoena, an existing agreement or otherwise) or which either party's counsel advises such party in good faith should be disclosed under any applicable securities laws. Press releases and other public statements accurately describing the fact of or and the general parameters of the settlement set forth herein shall not be deemed to violate this Section.

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1    (a)    By Akamai: Akamai represents and warrants that:

(i)    Akamai has full legal right, power and authority to execute, deliver and perform this Agreement, including without limitation the stipulated dismissal entered in the Lawsuit, and the execution, delivery and performance of same by Akamai has been duly authorized by all necessary corporate action of Akamai;

(ii)    this Agreement and the stipulated dismissal in the Lawsuit constitute valid and binding obligations of Akamai, enforceable against Akamai in accordance with the terms thereof;

(iii)    no promise or representation of any kind has been made to it or any of its representatives by Limelight or its representatives except as expressly set forth in this Agreement, and Akamai is not relying on any oral understanding, representations or agreements and any such reliance would be unintended by Limelight and unjustifiable;

(iv)    the terms of this Agreement are fair, and this Agreement constitutes an equitable settlement of the Lawsuit;

(v)    it has consulted with M.I.T. concerning Section 2.1 above, and that Akamai has the right to enter into this Agreement. Akamai shall indemnify and hold Limelight harmless with respect to any breach of this representation and warranty; and

(vi)    it has not assigned or otherwise transferred to any third party any claims or other right to sue for infringement under the Licensed Patents.

(b)    By Limelight: Limelight further represents and warrants that:

(i)    Limelight has full legal right, power and authority to execute, deliver and perform this Agreement, including without limitation the stipulated Dismissal entered in the Lawsuit, and the execution, delivery and performance of same by Limelight have been duly authorized by all necessary corporate action on the part of Limelight;

(ii)    this Agreement and the stipulated dismissal in the Lawsuit constitute valid and binding obligations of Limelight, enforceable against Limelight accordance with the terms thereof;

(iii)    no promise or representation of any kind has been made to it or any of its representatives by Akamai or its representatives except as expressly set forth in this Agreement, and Limelight is not relying on any oral understanding, representations or agreements and any such reliance would be unintended by Akamai and unjustifiable;

(iv)    the terms of this Agreement are fair, and this Agreement constitutes an equitable settlement of the Lawsuit; and

(v)    it has not assigned or otherwise transferred to any third party any claims or other rights that are released hereby.

(c)    DISCLAIMER. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS: (I) A WARRANTY OR REPRESENTATION BY AKAMAI OR M.I.T. AS TO THE VALIDITY OR SCOPE OF ANY PATENT; (II) A WARRANTY OR REPRESENTATION BY AKAMAI THAT THE ENJOYMENT OF ANY OF THE COVENANTS GRANTED HEREIN IS OR SHALL BE FREE FROM INFRINGEMENT OF PATENTS OF THIRD PARTIES; (III) EXCEPT AS EXPRESSLY SET FORTH HEREIN, CONFERRING THE RIGHT TO USE IN ADVERTISING, PUBLICITY OR OTHERWISE, IN ANY FORM, THE NAME OF, OR ANY TRADEMARK OR TRADE NAME OF AKAMAI, M.I.T. OR LIMELIGHT AS THE CASE MAY BE; (IV) AN OBLIGATION TO FURNISH ANY KNOW-HOW; OR (V) CREATING ANY AGENCY, PARTNERSHIP, JOINT VENTURE OR SIMILAR RELATIONSHIP BETWEEN OR AMONG AKAMAI, M.I.T., AND/OR LIMELIGHT. NEITHER AKAMAI, M.I.T., NOR LIMELIGHT MAKE ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(d)    Survival: The representations and warranties set forth in this Section 6 shall survive the execution of this Agreement.

PATENT CHALLENGES; MARKING

7.1    No Challenge Permitted. Limelight further represents, warrants and covenants that neither Limelight nor its Subsidiaries shall contest or assist any third party (including, without limitation, any Licensed User) in the contesting in any Proceeding, including without limitation the Federal District Courts, the United States Patent and Trademark Office, any foreign patent office, and/or the International Trade Commission, that any patent or claim of the Licensed Patents is ineligible, invalid or unenforceable. Notwithstanding the foregoing, nothing in this Section 7.1 shall prevent Limelight from taking any action whatsoever in the contesting in any Proceeding, including without limitation the Federal District Courts, the United States Patent and Trademark Office, any foreign patent office, and/or the International Trade Commission, that any patent or claim of the ‘959 Patent or any patent other than the Licensed Patents is ineligible, invalid or unenforceable.

7.2    Use In Proceedings. This Agreement shall not be used for any reason or otherwise relied upon in any fashion in any Proceeding involving the Parties. Notwithstanding the foregoing, the immediately preceding sentence will not apply to the adjudication of a claim of breach of this Agreement.

7.3    Marking. Limelight will include a conspicuous statement on that portion of its website dedicated to legal notices to the effect that “products and services offered by Limelight are licensed under U.S. Patent No. 6,108,703.” NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, A BREACH OF THIS SECTION 7.3 SHALL NOT GIVE RISE TO CLAIMS FOR CONSEQUENTIAL DAMAGES.

ASSIGNMENT

8.1     Limelight may not assign, delegate, sell, transfer, sublicense or otherwise dispose of any or all of its rights or obligations under this Agreement to any other person, business or entity, except pursuant to a merger, a sale of all or substantially all of Limelight’s business assets, or a corporate reorganization. In the event that Limelight is part of a merger, reorganization or is otherwise sold or acquired by another entity (including a sale of all or substantially all of its business assets), the license rights and other rights granted under this Agreement shall extend only to the business of Limelight at the time of such merger, sale, reorganization or acquisition, and Natural Evolutions thereof, and it shall not extend to any other operations of any entity that is merged with Limelight or that purchases or acquires Limelight.
TERM AND TERMINATION
9.1    Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and shall continue in effect until May 19, 2019.
9.2    Articles Surviving Termination. The following Sections shall survive any expiration or termination to the degree necessary to permit their complete fulfillment or discharge: Sections: 1 (in its entirety), 2 (in its entirety), 4-7 (in their entirety, except 7.3 which shall terminate at the end of the Term), 8 (in its entirety), and 10.2. Notwithstanding the above, following the Term the covenant not to sue set forth in Section 2.2 shall extend for a period of six (6) years and a day.

9.3    Termination for Breach. Either Party shall have the right to immediately terminate this Agreement in the event that the other Party fails to perform any of its material obligations under this Agreement and such breach is not cured within 60 days after receipt of written notice of such breach by the non-breaching Party. The right of any Party to terminate this Agreement pursuant to this Section 9.3 shall not be affected in any way by that Party’s waiver or failure to take action with respect to any other breach. The non-breaching Party shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity. Such termination pursuant to this Section 9.3 shall not relieve a Party from any obligations that are expressly indicated to survive termination or expiration of this Agreement.

GENERAL TERMS

10.1    Notice: Any notice to be given by one party to another under this Agreement shall be given by electronic mail, or by overnight courier service, such as Federal Express, directed to the following at the address indicated or such other address as may be subsequently provided in accordance with this Section 10.1.

With respect to Akamai:

Akamai Technologies, Inc.
150 Broadway
Cambridge, Massachusetts 02142
Attn: General Counsel

With respect to Limelight:

Limelight Networks, Inc.
222 South Mill Avenue, Suite 800
Tempe, Arizona 85281
Attn: Chief Legal Officer and Chief Executive Officer

10.2    Protective Order: The parties shall continue to comply with any Protective Order previously entered by the District Court in the Lawsuit.

10.3    Integration: This Agreement constitutes the entire agreement among the parties but solely with respect to the subject matter hereof, and it supersedes all representations, promises or understandings made prior to or contemporaneously herewith, but solely with respect to the subject matter hereof.

10.4    Modification: This Agreement may not be amended, modified or altered in any way, except in a writing identified as such and signed by all parties hereto.

10.5    Non-waiver: The waiver of any breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement or of the stipulated dismissal or of the provision itself.

10.6    Severability: The overall intent of the parties is to settle just this particular dispute between them existing as of the Effective Date of this Agreement. In the event that any provision of this Agreement is deemed invalid, unenforceable or void by a final, non-appealable judgment of a court of competent jurisdiction in a proceeding initiated by a third-party, the remainder of the Agreement shall be interpreted to the extent possible to effect the overall intention of the parties as of the Effective Date.

10.9    Compromise: Each party acknowledges and agrees that this Agreement is being executed, and the consideration hereunder being given by each party, in full compromise and settlement of disputed claims between the parties and, with respect to the ‘703 patent, to avoid further trouble, litigation, and expense.

10.10    Applicable Law: Excepting issues involving federal law, the Agreement and the rights and duties of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without respect to conflict of law provisions thereof.

10.11    Execution: Each signatory to this Settlement Agreement has entered into the same freely and without duress after having consulted with professionals of his or her choice.

10.12    No Third Party Beneficiary. Except as expressly set forth herein, nothing in this Agreement shall be construed to give rise to any obligation on either Party hereto for the benefit of a third party, or to confer any rights on any party other than Limelight or Licensed Users. Notwithstanding any other provision in this Agreement that may be read to the contrary, this Agreement does not confer on any person other than Akamai or Limelight any right to bring an action based upon an alleged breach of this Agreement.

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EXECUTED in duplicate originals, each of equal dignity, on the dates as noted below.

AKAMAI TECHNOLOGIES, INC.	LIMELIGHT NETWORKS, INC.

By: Aaron Ahola	By: Robert A. Lento
Title: VP, Deputy GC & Chief Privacy Officer	Title: Chief Executive Officer
Date: August 1, 2016	Date: August 1, 2016